As filed with the Securities and Exchange Commission on February 25, 2002
                           Registration No. 333-_____

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                              --------------------
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                         CURATIVE HEALTH SERVICES, INC.
             (Exact name of Registrant as specified in its charter)
                               -------------------

   Minnesota                                              41-1503914
  (State or other jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                         Identification Number)

                            5051 Highway 7, Suite 100
                         St. Louis Park, Minnesota 55416
                                 (952) 922-0201
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)
                              --------------------
                                Gary D. Blackford
                             Chief Executive Officer
                         Curative Health Services, Inc.
                            5051 Highway 7, Suite 100
                         St. Louis Park, Minnesota 55416
                                 (952) 922-0201
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -------------------
                                    Copy to:

                             Timothy S. Hearn, Esq.
                              Dorsey & Whitney LLP
                        50 South Sixth Street, Suite 1500
                          Minneapolis, Minnesota 55402
                                 (612) 340-2600
                            Facsimile: (612) 340-2868
                               ------------------
   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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                     CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

 Title of each                  Proposed        Proposed
 Class of       Amount to be    Maximum         Maximum
 Securities     registered      Offering Price  Aggregate Offering     Amount of
 registered           (1)       per share (2)   Price (2)       Registration Fee
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Common Stock,    1,059,000
  $0.01 par value     shares    $19.08          $20,211,015.00         $1,860.00
--------------------------------------------------------------------------------
(1) This amount represents shares to be offered by the selling shareholders from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale. In addition to the shares set forth in this table, the number of shares to be registered includes an indeterminable number of shares as may become issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended.
(2) Estimated solely for the purposes of calculating the registration fee based upon the average of the high and low sales prices of the Registrant's Common Stock on February 22, 2002, as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                 Subject to completion, dated February 25, 2002


                                1,059,000 Shares


                         CURATIVE HEALTH SERVICES, INC.


                                  Common Stock

--------------------------------------------------------------------------------


1,059,000 shares of the common stock, $.01 par value, of Curative Health Services, Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sales.

Our common stock is traded on the Nasdaq National Market under the symbol "CURE". On February 22, 2002, the last sale price of our common stock as reported on the Nasdaq National Market was $18.77 per share.

                             ----------------------


This investment involves risk. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                     The date of this prospectus is , 2002.

                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to 1,059,000 shares of our common stock, which the selling shareholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

These shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of any exemption from registration or effect a registration in connection with any offer and sale of these shares.

This prospectus describes certain risk factors that you should consider before purchasing these shares. See "Risk Factors" beginning on page 3. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."


                                TABLE OF CONTENTS

                                                                            Page

Summary........................................................................1
Risk Factors...................................................................3
Selling Shareholders..........................................................12
Plan of Distribution..........................................................12
Legal Matters.................................................................13
Experts.......................................................................13
Where You Can Find More Information...........................................13

                                     SUMMARY

Business of Curative Health Services, Inc.

Curative Health Services, Inc. seeks to deliver high-quality clinical outcomes and exceptional patient satisfaction for patients experiencing serious or chronic medical conditions through two unique business units. Our Specialty Pharmacy Services ("SPS") business unit provides patient-centric community-based services that facilitate the health care management process and offers related pharmacy products for chronic and critical disease states. Through our SPS business unit, we purchase various biopharmaceutical products, which include both pharmaceuticals (i.e., drugs) as well as biological products (e.g., hemophilia factor), from manufacturers and then contract with insurance companies, government agencies and other payors to provide distribution, administration and education in connection with these biopharmaceutical products. In addition, as part of our SPS operations, we provide biopharmaceutical product distribution, data and support services under contract with retail pharmacies. The biopharmaceutical products distributed by us are used by patients with chronic or severe conditions such as hemophilia, hepatitis C, rheumatoid arthritis and multiple sclerosis. We have contracts with approximately 170 payors and three retail pharmacies. SPS provides services directly to patients and caregivers via mail order, retail pharmacy and having our community-based representatives deliver the products.

Our Specialty Healthcare Services ("SHS") business unit is the industry leader in chronic wound care management. Currently, our SHS business unit manages, on behalf of hospital clients, a nationwide network of Wound Care Center(R) programs that offer a comprehensive range of services for treatment of chronic wounds. Our Wound Management Program(R) consists of diagnostic and therapeutic treatment regimens and algorithms which are designed to meet each patient's specific wound care needs on a cost effective basis. Our treatment regimens are based on critical pathways designed to achieve the most probable positive outcome for wound healing. We maintain a proprietary database of patient outcomes that we have collected since 1988 containing over 350,000 patient cases. Our data driven treatment regimens and algorithms have allowed us to achieve an overall healing rate of approximately 80% for patients completing therapy. Our Wound Care Center network consists of over 100 outpatient clinics (operating or contracted to open), located on or near campuses of acute care hospitals in more than 30 states.

Recent Developments

On February 8, 2002, we sold 1,059,000 newly issued shares of our common stock in a private placement to institutional investors. The net proceeds of approximately $16.9 million will be used to finance our recently announced acquisition of Apex Therapeutic Care, Inc. ("Apex") and for additional acquisitions and general operating purposes.

On January 31, 2002, we entered into a $25 million line of credit with Healthcare Business Credit Corporation. We intend to use the funds for additional acquisitions, to add new product offerings in our SPS business unit and for general operating purposes.

On January 27, 2002, we entered into an agreement to acquire Apex, a leading provider of biopharmaceutical products, therapeutic supplies and disease management services to people with hemophilia and related bleeding disorders. Apex is based near Los Angeles, California. The aggregate purchase price for Apex is $60 million, approximately two-thirds of which is payable in shares of our common stock with the remainder payable in cash and a promissory note. At our discretion, we may substitute cash for any portion of the purchase price otherwise payable in our common stock. We anticipate closing the Apex transaction in the first quarter of 2002.

On January 7, 2002, we acquired Hemophilia Access, Inc., a provider of pharmaceuticals, therapeutic supplies and disease management services to people with hemophilia and related bleeding disorders. Hemophilia Access is based near Nashville, Tennessee. The purchase price for Hemophilia Access was $2.65 million, substantially all of which was paid using 175,824 shares of our common stock.

On December 28, 2001, we reached a comprehensive settlement with the United States Department of Justice (the "DOJ"), the U.S. Department of Health and Human Services, Office of the Inspector General (the "USHHS") and other related parties in connection with all previously disclosed federal investigations and legal proceedings against us in the United States District Court for the Southern District of New York and the United States District Court for the District of Columbia. Under the terms of the settlement, even though we maintained that there was no basis for the imposition of liability, in order to avoid the delay and expense of protracted litigation, we agreed to pay the United States a total of $16.5 million, with an initial payment of $9 million and the balance payable over four years. We are also required to fulfill certain additional obligations including abiding by a five-year Corporate Integrity Agreement we have executed with the USHHS (which incorporates much of our existing compliance program), avoiding violations of law and providing certain information to the DOJ from time to time.

General

We were incorporated in the State of Minnesota in 1984 under the name Curatech, Inc. We changed our name to Curative Technologies, Inc. in March, 1990 and to Curative Health Services, Inc. in June, 1996. Our principal executive offices are located at 5051 Highway 7, Suite 100, St. Louis Park, Minnesota 55416, telephone number (952) 922-0201. Wound Care Centers(R), Wound Management Program(R) and our logo are our trademarks. This prospectus also includes trade names and marks of other companies.

                                  RISK FACTORS

You should carefully consider each of the following risks and all of the other information included or incorporated by reference in this prospectus before deciding to invest in shares of our common stock. Additional risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.


RISK RELATED TO OUR BUSINESS

We have been subject to government investigation and have entered into an agreement with the federal government

On December 28, 2001, we entered into a settlement with the DOJ, the United States Attorney for the Southern District of New York, the United States Attorney for the Middle District of Florida and the USHHS in connection with all federal investigations and legal proceedings related to the whistleblower lawsuits previously pending against us in the United States District Court for the Southern District of New York and the United States District Court for the District of Columbia. The focus of the government investigation and resolution was the allegation that we improperly caused our hospital customers to seek reimbursement for a portion of our management fees that included costs related to advertising and marketing activities by our personnel. Under the terms of the settlement, we were released from certain claims associated with services we provided to hospitals and we agreed to pay the United States a $9 million initial payment, with an additional $7.5 million to be paid over the next four years. Pursuant to the settlement, we will be required to fulfill certain additional obligations, including abiding by a five-year Corporate Integrity Agreement, avoiding violations of law and providing certain information to the Department of Justice from time to time. If we fail or if we are accused of failing to comply with the terms of the settlement, our business may be harmed.

We are involved in litigation which may harm the value of our business

Subsequent to the disclosure of the DOJ action, we and, in some cases, certain of our officers were named in four shareholder lawsuits. All suits were filed in the United States District Court for the Eastern District of New York. The four shareholder lawsuits have been consolidated into one class-action lawsuit. The lawsuits allege generally that we and our officers violated federal securities laws by disseminating materially false and misleading statements and failing to disclose material information relating to the contractual relationships with Columbia/HCA Healthcare Corporation and other hospitals, and certain purported misrepresentations in connection therewith. The suit seeks to recover unspecified damages from us. The Court denied our motion to dismiss and discovery is currently ongoing. An adverse result in this lawsuit could harm our business.

Notwithstanding our belief that we have complied with the law and our intention to defend ourselves vigorously, if it is determined to be in our best interests, it is possible that we will choose to enter into a settlement with the plaintiffs in the securities litigation lawsuit that could harm the value of our business to our shareholders.

In addition to the securities litigation described above, we are currently in dispute with some of the former shareholders of eBioCare.com, Inc. over a claim for indemnification in connection with our acquisition of eBioCare.com, Inc. In response to our indemnification claim, the former shareholders have filed a lawsuit against us seeking damages and other remedies including the rescission of our acquisition of eBioCare.com, Inc. Although we believe this lawsuit is groundless and we intend to defend these claims vigorously, an adverse result in this dispute could harm our business.

In addition, in the ordinary course of business, we are periodically the subject of or party to various lawsuits, the outcome of which could harm our business.

Our acquisition strategy may not be successful, which could cause our business and future growth prospects to suffer

As part of our growth strategy, we continue to evaluate acquisition opportunities, but we cannot predict or provide assurance that we will complete any future acquisitions. Acquisitions involve many risks, including:

o difficulty in identifying suitable candidates and negotiating and consummating acquisitions on attractive terms;

o     difficulty in assimilating the new operations;

o     potential for loss of customers during the integration period;

o     increased transaction costs;

o     diversion of our management's attention from existing operations;

o dilutive issuances of equity securities that may negatively impact the market price of our stock;

o     increased debt; and

o increased amortization expense related to intangible assets that would decrease our earnings.

We could also be exposed to unknown or contingent liabilities resulting from the pre-acquisition operations of the entities we acquire, such as liability for failure to comply with health care or reimbursement laws.

If we are unable to manage our growth effectively, our business will be harmed

Our growth strategy will likely place a strain on our resources, and if we cannot effectively manage our growth, our business will be harmed. In connection with our growth strategy, we will likely experience a large increase in the number of our employees, the size of our programs and the scope of our operations. Our ability to manage this growth and be successful in the future will depend partly on our ability to retain skilled employees, enhance our management team and improve our management information and financial control systems.

We may need additional capital to finance our growth and capital requirements, which could prevent us from fully pursuing our growth strategy

In order to implement our growth strategy, we will need substantial capital resources and will incur, from time to time, short- and long-term indebtedness, the terms of which will depend on market and other conditions. We cannot be certain that existing or additional financing will be available to us on acceptable terms, if at all. As a result, we could be unable to fully pursue our growth strategy. Further, additional financing may involve the issuance of equity securities that would reduce the percentage ownership of our then current shareholders.

We could be adversely affected by an impairment of the significant amount of goodwill on our financial statements

Our acquisitions of the specialty pharmacy companies, eBioCare.com, Inc. and Hemophilia Access, Inc., resulted, and our pending acquisition of Apex Therapeutic Care, Inc. may result, in the recording of a significant amount of goodwill on our financial statements. The goodwill was recorded because the fair value of the net assets acquired was less than the purchase price. We can not assure you that we will realize the full value of this goodwill. We evaluate on at least an annual basis whether events and circumstances indicate that all or some of the carrying value of goodwill is no longer recoverable, in which case we would write off the unrecoverable goodwill as a charge to our earnings.

Since our growth strategy will likely involve the acquisition of other companies, we may record additional goodwill in the future. The possible write-off of this goodwill could negatively impact our future earnings. We will also be required to allocate a portion of the purchase price of any acquisition to the value of any intangible assets that meet the criteria specified in the Financial Accounting Standards Board Statement No. 141 such as marketing, customer or contract-based intangibles. The amount allocated to these intangible assets could be amortized over a fairly short period. As a result, our earnings and the market price of our common stock could be negatively affected.

We are highly dependent on our relationships with a limited number of biopharmaceutical and other suppliers and the loss of any of these relationships could significantly affect our ability to sustain or grow our revenues

The biopharmaceutical industry is susceptible to product shortages. Some of the products that we distribute, such as IVIG and blood- or blood plasma-related products, are collected and processed from human donors. Accordingly, the supply of these products is highly dependent on human donors and their availability has been constrained from time to time. An industry wide recombinant factor VIII product shortage has existed for some time, as a result of the manufacturers being unable to increase production to meet rising global demand. Future availability of product is unclear and we are not certain when the manufacturers will return to normal product allocations. If these products, or any of the other drugs or products that we distribute, are in short supply for long periods of time, our business could be harmed.

If additional providers obtain access to favorably priced products we handle, our business could be harmed

We are not eligible to participate directly in a federal pricing program administered by the Federal Health Resources and Services Administration's Public Health Service, commonly known as PHS, which allows certain entities with PHS grants, such as certain hospitals and hemophilia treatment centers, to obtain discounts on drugs, including certain biopharmaceutical products (e.g., hemophilia clotting factor) that we sell. The Federal Health Resources and Services Administration issued a notice that we expect will broaden the number of eligible PHS entities purchasing PHS priced hemophilia factor. Increased competition from these particular hospitals and hemophilia treatment centers may harm our business.

Recent investigations into reporting of average wholesale prices could reduce our pricing and margins

Many government payors, including Medicare and Medicaid, as well as some private payors, pay us directly or indirectly based upon the drug's average wholesale price, or AWP. Biopharmaceutical products, including hemophilia factor, are included as part of this drug reimbursement methodology. AWP for most drugs is compiled and published by private companies such as First DataBank, Inc. Various federal and state government agencies have been investigating whether the reported AWP of many drugs, including some that we sell, is an appropriate or accurate measure of the market price of the drugs. As reported in the Wall Street Journal, there are also several whistleblower lawsuits pending against various drug manufacturers in connection with the appropriateness of the manufacturer's AWP for a particular drug. These government investigations and lawsuits involve allegations that manufacturers reported artificially inflated AWP prices of various drugs to First DataBank, which in turn reported these prices to its subscribers including many state Medicaid agencies who then included these AWP's in the state's reimbursement policies. In 2001, Bayer Corporation, an occasional supplier of hemophilia factor to us, agreed to pay $14 million in a settlement with the federal government and 45 states in order to close an investigation regarding these charges. Bayer also entered into a 5-year corporate integrity agreement with the government, in which Bayer agreed to provide information on the average sale price of its drugs to the government. In February 2000, First DataBank published a Market Price Survey of 437 drugs, which was significantly lower than the historic AWP for a number of the clotting factor and IVIG products that we sell. Consequently, a number of state Medicaid agencies have revised their payment methodology as a result of the Market Price Survey. The Centers for Medicare and Medicaid Services ("CMS") had also announced that Medicare fiscal agents should calculate the amount that they pay for Medicare claims for certain drugs by using the lower prices on the First DataBank Market Price Survey. Although, the proposal to include clotting factor in the lower Medicare pricing was withdrawn. CMS has announced that it will seek legislation that would establish payments to cover the administrative costs of suppliers of clotting factor as a supplement to a lower AWP pricing for hemophilia factor.

On September 21, 2001, the United States House Subcommittees on Health and Oversight & Investigations held hearings to examine how Medicare reimburses providers for the cost of drugs. In conjunction with that hearing, the United States General Accounting Office issued its Draft Report recommending that Medicare establish payment levels for part-B prescription drugs and their delivery and administration that are more closely related to their costs, and that payments for drugs be set at levels that reflect actual market transaction prices and the likely acquisition costs to providers.

We cannot predict the eventual results of the government investigations and the changes occurring in the reporting of AWP and its effects on Medicare and Medicaid prices. If the reduced average wholesale prices published by First DataBank for the drugs that we sell are ultimately adopted as the standard by which we are paid by government payors or private payors, this could have an adverse effect on our business, including reducing the pricing and margins on certain of our products.

Our business would be harmed if demand for our products and services is reduced

Our SPS business focuses almost exclusively on a limited number of complex and expensive drugs that serve relatively small customer populations. The loss of even a few, key customers may harm our specialty pharmacy business. Reduced demand for our products and services, in either our SPS or SHS businesses, could be caused by a number of circumstances, including:

o     customer shifts to treatment regimens other than those we offer;

o new treatments or methods of delivery of existing drugs that do not require our specialty products and services;

o     the recall of a drug;

o     adverse reactions caused by a drug;

o     the expiration or challenge of a drug patent;

o competing treatment from a new drug, a new use of an existing drug or genetic therapy;

o drug companies cease to develop, supply and generate demand for drugs that are compatible with the services we provide;

o drug companies stop outsourcing the services we provide or fail to support existing drugs or develop new drugs;

o governmental or private initiatives that would alter how drug manufacturers, health care providers or pharmacies promote or sell products and services;

o the loss of a managed care or other payor relationship covering a number of high revenue customers;

o     the cure of a disease we service; or

o     the death of a high-revenue customer.

Our business involves risks of professional, product and hazardous substance liability and any inability to obtain adequate insurance may adversely affect our business

The provision of health services entails an inherent risk of professional malpractice, regulatory violations and other similar claims. Claims, suits or complaints relating to health services and products provided by physicians or nurses in connection with our SHS and SPS programs may be asserted against us in the future.

Our operations involve the handling of bio-hazardous materials. Our employees, like those of all companies that provide services dealing with human blood specimens, may be exposed to risks of infection from AIDS, hepatitis and other blood-borne diseases if appropriate laboratory practices are not followed. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental infection or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and such liability could harm our business.

Our operations expose us to product and professional liability risks that are inherent in managing the delivery of wound care services, and the provision and marketing of biopharmaceutical products. We currently maintain professional and product liability insurance coverage of $25 million in the aggregate. We can not assure you that the coverage limits of our insurance would be adequate to protect us against any potential claims, including claims based upon the transmission of infectious disease, contaminated product or otherwise. In addition, we can not be certain that we will be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

We rely on a few key employees whose absence or loss could harm our business

Our success depends upon key management personnel as well as our community-based representatives, and the loss of their services could adversely affect our business and prospects. In addition, our success will depend, among other things, upon the successful recruitment and retention of qualified personnel, we can not assure you that we will be able to retain all of our key management personnel or be successful in recruiting additional replacements should that become necessary.

Our inability to maintain a number of important contractual relationships could adversely affect our operations

Substantially all of the revenues of our SHS operations are derived from management contracts with acute care hospitals. The contracts generally have initial terms of three to five years and many have automatic renewal terms unless specifically terminated. During the year ending December 31, 2002, the contract terms of 33 of our management contracts will expire, including 15 contracts which provide for automatic one-year renewals. The contracts often provide for early termination either by the client hospital if specified performance criteria are not satisfied, or by us under various other circumstances. Historically, some contracts have expired without renewal and others have been terminated by us or the client hospital for various reasons prior to their scheduled expiration. During 2001, 4 contracts expired without renewal and an additional 22 contracts were terminated prior to their scheduled expiration by the client hospital and in some cases by us. Our continued success is subject to our ability to renew or extend existing management contracts and obtain new management contracts. We can not assure you that any hospital will continue to do business with us following expiration of its management contract, or earlier if such management contract is terminable prior to expiration. In addition, any changes in the Medicare program or third-party reimbursement levels which generally have the effect of limiting or reducing reimbursement levels for health services provided by programs managed by us could result in the early termination of existing management contracts and could adversely affect our ability to renew or extend existing management contracts and to obtain new management contracts. The termination or non-renewal of a material number of management contracts could harm our business.

In addition, a portion of the revenues of our SPS operations is derived from contractual relationships with retail pharmacies. Our success is subject to the continuation of these relationships and termination of one or more of these relationships could harm our business.

Our business will suffer if we lose relationships with payors

We are highly dependent on reimbursement from non-governmental payors. For the fiscal years ended December 31, 1999, 2000 and 2001 we derived approximately 34%, 40% and 40% respectively of our gross patient service revenue from non-governmental payors. Many payors seek to limit the number of providers that supply drugs to their enrollees. From time to time, payors with whom we have relationships require that we and our competitors bid to keep their business, and there can be no assurance that we will be retained or that our margins will not be adversely affected when that happens. The loss of a payor relationship, or an adverse change in the financial condition of a payor could result in the loss of a significant number of patients and harm our business.

Changes in reimbursement rates may cause reductions in the revenues of our operations

As a result of the Balanced Budget Act of 1997, CMS implemented the Outpatient Prospective Payment System for all hospital outpatient department services furnished to Medicare patients beginning August 2000. Under the system, a predetermined rate is paid to hospitals for clinic services rendered, regardless of the hospital's cost. The new payment system does not provide comparable reimbursement for previously reimbursed services and the payment rates for many services are insufficient for many of our hospital customers, resulting in revenue and income shortfalls for the wound care center operations managed by us on behalf of the hospitals. As a result, we have renegotiated and modified most of our management contracts, which has resulted in reduced revenue and income to us from the modified contracts and in numerous cases contract termination. We expect that contract renegotiation and modification with many of our hospital customers will continue and this could result in further reduced revenues and income to us from those contracts and even contract terminations. These results could harm our business.

The Wound Care Center programs we manage on behalf of acute care hospitals may be treated as "provider based entities" for Medicare reimbursement purposes. This designation is required for the hospital based program to be covered under the Medicare outpatient reimbursement system. With the Outpatient Prospective Payment System, the Health Care Financing Administration published criteria for determining when programs may be designated "provider based entities." The interpretation and application of these criteria are not entirely clear and there is a risk that some of the programs managed by us could be found not to be "provider based entities." A widespread denial of such designation would harm our business.

The profitability of our SPS operations depends in large part on the reimbursement we receive from third-party payors. In recent years, competition for patients, efforts by traditional third-party payors to contain or reduce healthcare costs, and the increasing influence of managed care payors, such as health maintenance organizations, have resulted in reduced rates of reimbursement. If these trends continue, they could harm our business. The profitability of our specialty pharmacy operations also depends, indirectly, on reimbursement from third-party payors because our customers seek reimbursement from third-party payors for the cost of drugs and related medical supplies that we distribute. Changes in reimbursement policies of private and governmental third-party payors, including policies relating to the Medicare and Medicaid programs, could reduce the amounts reimbursed to these customers for our products and in turn, the amount these customers would be willing to pay for our products and services. In addition, where we have direct relationships with payors, changes in their reimbursement policies may reduce amounts payable directly to us by such payors. Changes in those reimbursement policies could affect our customers, which in turn could harm our business

We are subject to pricing pressures and other risks involved with commercial payors

Commercial payors, such as managed care organizations and traditional indemnity insurers increasingly are requesting fee structures and other arrangements providing for health care providers to assume all or a portion of the financial risk of providing care. The lowering of reimbursement rates, increasing medical review of bills for services and negotiating for reduced contract rates could harm our business. Pricing pressures by commercial payors may continue and our business may be adversely affected by these trends.

Also, continued growth in managed care and capitated plans have pressured health care providers to find ways of becoming more cost competitive. Managed care organizations have grown substantially in terms of the percentage of the population they cover and in terms of the portion of the health care economy they control. Managed care organizations have continued to consolidate to enhance their ability to influence the delivery of health care services and to exert pressure to control health care costs. A rapid increase in the percentage of revenue derived from managed care payors or under capitated arrangements without a corresponding decrease in our operating costs could harm our business.

There is substantial competition in our industry and we may not be able to compete successfully

The principal competition with our SHS business consists of specialty clinics that have been established by some hospitals or physicians. Additionally, there are a some private companies which provide wound care services through a hyperbaric oxygen therapy program format. In addition, recently developed technologies, or technologies that may be developed in the future, are or may be the basis for products which compete with our chronic wound care services. There can be no assurance that we will be able to enter into co-marketing arrangements with respect to these products, or that we will be able to compete effectively against such companies in the future. Our SPS business faces competition from other disease management facilities, general health care facilities and service providers, pharmaceutical companies, biopharmaceutical companies as well as other competitors. Many of these companies have substantially greater capital resources and marketing staffs and greater experience in commercializing products and services than we have.

If we are unable to effectively adapt to changes in the healthcare industry, our business will be harmed

Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Although Congress has failed to pass comprehensive health care reform legislation thus far, we anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the health care delivery system as well as changes to the Medicare Program's coverage and payments of the drugs and services we provide. It is possible that future legislation enacted by Congress or state legislatures will contain provisions that may harm our business, or may change the operating environment for our targeted customers (including hospitals and managed care organizations). Health care industry participants may react to such legislation or the uncertainty surrounding related proposals by curtailing or deferring expenditures and initiatives, including those relating to our programs and services. It is also possible that future legislation either could result in modifications to the nation's public and private health care insurance systems, or coverage for biopharmaceutical products, which could affect reimbursement policies in a manner adverse to us, or could encourage integration or reorganization of the health care delivery system in a manner that could materially and adversely affect our ability to compete or to continue our operations without substantial changes. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect any such legislation may have on our business.

Our industry is subject to extensive government regulation and noncompliance by us or our suppliers, our customers or our referral sources could harm our business

The marketing, labeling, dispensing, storage, provision and purchase of drugs, health supplies and health services including the biopharmaceutical products we provide, are extensively regulated by federal and state governments, and if we fail or are accused of failing to comply with laws and regulations, our business could be harmed. Our business could also be harmed if the suppliers, customer or referral sources we work with are accused of violating laws or regulations. The applicable regulatory framework is complex, and the laws are very broad in scope. Many of these laws remain open to interpretation, and have not been addressed by substantive court decisions. The federal government, or states in which we operate, could, in the future, enact more restrictive legislation or interpret existing laws and regulations in a manner that could limit the manner in which we can operate our business and have a negative impact on our business.

      There are a number of state and federal laws and regulations that apply to our operations including, but not limited to:

o The federal "anti-kickback law" prohibits the offer or solicitation of remuneration in return for the referral of patients covered by almost all governmental programs, or the arrangement or recommendation of the purchase of any item, facility or service covered by those programs. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new violations for fraudulent activity applicable to both public and private health care benefit programs and prohibits inducements to Medicare or Medicaid eligible patients. The potential sanctions for violations of these laws include significant fines, exclusion from participation in the Medicare and Medicaid programs and criminal sanctions. Although some "safe harbor" regulations attempt to clarify when an arrangement will not violate the anti-kickback law, our business arrangements and the services we provide may not fit within these safe harbors. Failure to satisfy a safe harbor requires further analysis of whether the parties violated the anti-kickback law. In addition to the anti-kickback law, many states have adopted similar kickback and/or fee-splitting laws, which can affect the financial relationships we may have with physicians, vendors, other retail pharmacies and patients. The finding of a violation of the federal or one of these state laws could harm our business.

o In 2000, the Department of Health and Human Services issued final regulations implementing the Administrative Simplification provision of HIPAA concerning the maintenance, transmission and security of electronic health information, particularly individually identifiable information. The regulations, when effective, will require the development and implementation of security and transaction standards for all electronic health information and impose significant use and disclosure obligations on entities that send or receive individually identifiable electronic health information. As a result of these regulations, we anticipate new expenditures in ensuring that patient data kept on our computer networks are in compliance with these regulations. While we believe that we will be in compliance by the current February 2003 deadline, we can not assure you that the cost of reaching compliance will not harm our business. Also, failure to comply with these regulations, or wrongful disclosure of confidential patient information could result in the imposition of administrative or criminal sanctions, including exclusion from the Medicare and state Medicaid programs. In addition, if we choose to distribute drugs through new distribution channels such as the Internet, we will have to comply with government regulations that apply to those distribution channels, which could harm our business.

o The Ethics in Patient Referrals Act of 1989, as amended, commonly referred to as the "Stark Law," prohibits physician referrals to entities with which the physician or their immediate family members have a "financial relationship." A violation of the Stark Law is punishable by civil sanctions, including significant fines and exclusion from participation in Medicare and Medicaid.

o State laws prohibit the practice of medicine, pharmacy and nursing without a license. To the extent that we assist patients and providers with prescribed treatment programs, a state could consider our activities to constitute the practice of medicine. In addition, in some states, coordination of nursing services for patients could necessitate licensure as a home health agency and/or could necessitate the need to use licensed nurses to provide certain patient directed services. If we are found to have violated those laws, we could face civil and criminal penalties and be required to reduce, restructure or even cease our business in that state.

o Pharmacies (retail, mail-order and wholesale) as well as pharmacists often must obtain state licenses to operate and dispense drugs. Pharmacies must also obtain licenses in some states in order to operate and provide goods and services to residents of those states. If we are unable to maintain our licenses or if states place burdensome restrictions or limitations on non-resident pharmacies, this could limit or affect our ability to operate in some states which could harm our business.

o Federal and state investigations and enforcement actions continue to focus on the health care industry, scrutinizing a wide range of items such as joint venture arrangements, referral and billing practices, product discount arrangements, home health care services, dissemination of confidential patient information, clinical drug research trials and gifts for patients or referral sources.

o The federal False Claims Act encourages private individuals to file suits on behalf of the government against health care providers such as us. Such suits could result in significant financial sanctions or exclusion from participation in the Medicare and Medicaid programs.

There is a delay between our performance of services and our reimbursement

The health care industry is characterized by delays that typically range from three to nine months between when services are provided and when the reimbursement or payment for these services is received. This makes working capital management, including prompt and diligent billing and collection, an important factor in our results of operations and liquidity. We cannot assure you that trends in the industry will not further extend the collection period and impact our working capital.

We rely heavily on a limited number of shipping providers, and our business would be harmed if our rates are increased or our providers are unavailable

A significant portion of our revenues result from the sale of drugs we deliver to our patients and a significant amount of our products are shipped by FedEx, UPS or United States mail. We depend heavily on these outsourced shipping services for efficient, cost effective delivery of our product. The risks associated with this dependence include:

o     any significant increase in shipping rates;

o     strikes or other service interruptions by these carriers;

o spoilage of high cost drugs during shipment, since our drugs often require special handling, such as refrigeration.

Disruption in New York City and in United States commercial activities generally following the September 2001 terrorist attacks on the United States may adversely impact our business

Our operations have been and may continue to be harmed by the terrorist attacks on the United States. For example, transportation systems and couriers that we rely upon to deliver our drugs have been and may continue to be disrupted, thereby causing a decrease in our revenues. In addition, we may experience a rise in operating costs, such as costs for transportation, courier services, insurance and security. We also may experience delays in receiving payments from payors that have been affected by the attacks, which, in turn, would harm our cash flow. The United States economy in general may be adversely affected by the terrorist attacks or by any related outbreak of hostilities. Any such economic downturn could adversely impact our business, impair our ability to raise capital or impede our ability to continue growing our business.

RISK RELATED TO OUR COMMON STOCK

Possible volatility of stock price in the public market

The market price of our common stock has experienced and may continue to experience substantial volatility. Many factors have influenced the common stock price in the past, including fluctuations in our earnings and changes in our financial position, management changes, low trading volume, negative publicity from the legal actions brought against us, announcements of technological innovations or new products or services by us or our competitors, developments or disputes concerning patents or proprietary rights, regulatory developments and economic and other external factors. In addition, the securities markets have from time to time experienced significant broad price and volume fluctuations that may be unrelated to the operating performance of particular companies. All of these factors could adversely affect the market price of our common stock.

Some provisions of our charter documents have anti-takeover effects that could discourage a change in control, even if an acquisition would be beneficial to our shareholders

Our articles of incorporation, our bylaws and Minnesota law contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.

                              SELLING SHAREHOLDERS

We have agreed to register 1,059,000 shares of our common stock owned by the selling shareholders. These shares were acquired by the selling shareholders pursuant to stock purchase agreements effective as of February 8, 2002 between each of the selling shareholders and us. The shares of common stock held by the selling shareholders are being registered to permit public secondary trading of these shares, and the selling shareholders may offer these shares for resale from time to time. See "Plan of Distribution."

The following table presents certain information regarding the selling shareholders' beneficial ownership of our common stock as well as the number of shares of our common stock they may sell pursuant to this prospectus.

                 Name                    Number of     Maximum      Number of
                                         Shares of     Number of    Shares of
                                         Common        Shares to    Common Stock
                                         Stock         be Sold      Beneficially
                                         Beneficially  Pursuant to  Owned After
                                         Owned         this         the
                                         Prior to the  Prospectus   Offering (1)
                                         Offering
--------------------------------------------------------------------------------
BlackRock Funds, Small Cap Growth            400,000         400,000        -0-
  Equity Portfolio
Capital Ventures International               294,000         294,000        -0-
Formula Growth Fund                           75,000          75,000        -0-
Formula Unit Fund                             90,000          90,000        -0-
UBS O'Connor LLC f/b/o O'Connor PIPES
  Corporate Strategies Ltd.                  100,000         100,000        -0-
UBS O'Connor LLC f/b/o UBS Global
  Equity Arbitrage Master Ltd.               100,000         100,000        -0-

--------------------------------------------------------------------------------
Total                                      1,059,000       1,059,000        -0-

(1)  Assumes the sale of all of the shares offered by this prospectus



                              PLAN OF DISTRIBUTION

We are registering these shares on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders will offer and sell the shares to which this prospectus relates for their own account. We will not receive any proceeds from the sale of the shares. We will bear all fees and expenses in connection with the registration of the shares.

The selling shareholders may offer and sell the shares from time to time, at prices relating to prevailing market prices or at negotiated prices, in one or more of the following methods: ordinary brokers' transactions, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part; transactions involving cross or block trades or otherwise on The Nasdaq National Market; purchases by brokers, dealers or underwriters as principals and resale by the purchasers for their own accounts pursuant to this prospectus; to or through market makers or into an existing market for the shares; in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or any combination of the foregoing, or by any other legally available means. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders regarding the sale of their shares, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. There is no assurance that the selling shareholders will sell any or all of the shares that they offer.

The selling shareholders and any brokers or dealers who participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits realized by them on the resale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus requirements of the Securities Act. We have informed the selling shareholders that their sales in the market must comply with the requirements of the rules and regulations of the Exchange Act.

The selling shareholders may also resell all or a portion of these shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing
(i) the name of the selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.


                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.


                                     EXPERTS

The consolidated financial statements of Curative Health Services, Inc. appearing in Curative Health Services, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not include all of the information contained in the registration statement. For further information about us and our common stock, you should review the registration statement and its exhibits and schedules. You may read and copy any document we file with the Commission at its public reference room at 450 Fifth Street NW, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information about its public reference facilities and copy charges. Our filings are also available to the public from the Commission's web site at http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information are available for inspection and copying at the Commission's public reference room and the regional offices listed above and can be obtained over the Internet through the Commission's web site.

The Commission allows us to incorporate by reference information into this prospectus. This allows us to disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superceded by information contained directly in this prospectus.

The documents that we are incorporating by reference are:

o our annual report on Form 10-K for the fiscal year ended December 31, 2000 filed on April 2, 2001;

o our quarterly report on Form 10-Q for the quarter ended March 31, 2001 filed on May 15, 2001;

o our quarterly report on Form 10-Q for the quarter ended June 30, 2001 filed on August 13, 2001;

o our quarterly report on Form 10-Q for the quarter ended September 30, 2001 filed on November 14, 2001;

o     our current report on Form 8-K filed on April 13, 2001;

o     our current report on Form 8-K/A filed on June 12, 2001; and

o our Registration Statement on Form 8-A filed on June 26, 1991, which contains a description of our common stock.

We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the completion of this offering. The most recent information that we file with the SEC automatically updates and supercedes more dated information.

You can obtain a copy of any documents which are incorporated by reference in this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning David Lawson, at Curative Health Services, Inc., 5051 Highway 7, Suite 100, St. Louis Park, MN 55416, (952) 922-0201.

                                 ---------------

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                      II-2
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of expenses payable by the Registrant, other than underwriting discounts and commissions, in connection with the registration of the common stock offered hereby. All amounts are estimates except the SEC registration fee.


      SEC Registration Fee.....................................  $ 1,860
      Nasdaq Listing Fee.......................................   10,590
      Legal Fees and Expenses..................................   10,000
      Accounting Fees and Expenses.............................    5,000
      Miscellaneous............................................    2,550
                                                                 ---------
            TOTAL..............................................  $30,000

Item 15.    Indemnification of Officers and Directors

Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan;
(2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The bylaws of the company provide that the company shall indemnify its officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

Item 16.    Exhibits

Exhibit
Number            Description of Exhibit
--------------------------------------------------------------------------------
    5.1           Opinion of Dorsey & Whitney LLP*
    23.1          Consent of Ernst & Young LLP*
    23.2          Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
    24.1          Power of Attorney (included on signature page)

*     Filed herewith

Item 17.    Undertakings

(a)  Rule 415 Offering.  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Registration Statement Permitted by Rule 430A. The undersigned registrant hereby undertakes that:

     (1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form or prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis Park, State of Minnesota, on February 25, 2002.

                                       CURATIVE HEALTH SERVICES, INC.

                                    By:/s/Gary D. Blackford
                                    --------------------------------------------
                                          Gary D. Blackford
                                          Chief Executive Officer and Director

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary D. Blackford and Thomas Axmacher, and each of them his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment or post-effective amendment to this Registration on Form S-3 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect thereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities listed on February 25, 2002:

        Signature                   Title

By:  /s/ Gary D. Blackford          Chief Executive Officer and Director
     ---------------------------    (principal executive officer)
         Gary D. Blackford

By:  /s/ Thomas Axmacher            VP Finance and CFO (principal
     ---------------------------    financial and accounting officer)
         Thomas Axmacher

By:  /s/ Joseph Feshbach            Chairman of the Board and Director
     ---------------------------
         Joseph Feshbach

By:  /s/ Paul S. Auerbach           Director
     ---------------------------
         Paul S. Auerbach

By:  /s/ Daniel E. Berce            Director
     ---------------------------
         Daniel E. Berce

By:  /s/ Lawrence P. English        Director
         Lawrence P. English

By:  /s/ John C. Prior              Director
     ---------------------------
         John C. Prior

By:  /s/ Gerard Moufflet            Director
         Gerard Moufflet

By:  /s/ Timothy I. Maudlin         Director
     ---------------------------
         Timothy I. Maudlin

                                  EXHIBIT INDEX



Exhibit
Number      Description of Exhibit
--------------------------------------------------------------------------------
  5.1       Opinion of Dorsey & Whitney LLP*
 23.1       Consent of Ernst & Young LLP*
 23.2       Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
 24.1       Power of Attorney (included on signature page)

*     Filed herewith

                                                                     Exhibit 5.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]

                              Dorsey & Whitney LLP
                                   Suite 1500
                              50 South Sixth Street
                          Minneapolis, Minnesota 55402



Curative Health Services, Inc.
5051 Highway 7, Suite 100
St. Louis Park, MN  55416

      Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as counsel to Curative Health Services, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3, together with any subsequent amendments thereto (the "Registration Statement"), relating to the sale by the selling shareholders identified in the Registration Statement of up to 1,059,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"). The Common Stock is to be sold from time to time as set forth in the Registration Statement.

      We have examined such documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

      Based on the foregoing, we are of the opinion that the Common Stock has been duly authorized by all requisite corporate action and is validly issued, fully paid and nonassessable.

      Our opinion expressed above is limited to the laws of the State of Minnesota.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the prospectus included therein.

Dated:  February 25, 2002

                                          Very truly yours,

                                          /s/ Dorsey & Whitney LLP

TSH

                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Curative Health Services, Inc. for the registration of 1,059,000 shares of its common stock and to the incorporation by reference therein of our report dated March 20, 2001, with respect to the consolidated financial statements and schedule of Curative Health Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP

Melville, New York
February 22, 2002